Exhibit 99.1

Media Contact:

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

Additional Contact:

Joele Frank / Barrett Golden

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

GATEWAY REPORTS THIRD QUARTER RESULTS

•	Revenue of $963 million

•	Operating income of $7.9 million

•	Net income of $18.2 million, or $0.05 per diluted share

Irvine, Calif., November 2, 2006 – Gateway, Inc. (NYSE: GTW) today reported results for its third quarter ended September 30, 2006. Revenue amounted to $963 million, up from $919 million in the second quarter of 2006 and compared to $1.019 billion a year earlier.

Operating income equaled $7.9 million, up from a loss of $6.9 million in the second quarter and compared to $18.8 million a year earlier.

The company recorded a third quarter net income of $18.2 million, or 5 cents per diluted share, after a net tax benefit of $8.2 million. This compares with a net loss of $7.7 million, or 2 cents per diluted share in the prior quarter, and net income of $15.1 million, or 4 cents per diluted share a year earlier.

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Gateway Reports Third Quarter 2006 Results	Page 2

“Gateway showed marked improvement in its operating results compared to recent quarters. I am particularly pleased by the improvements in our Professional business,” said Ed Coleman, Gateway’s chief executive officer. “In addition, our retail business continued to generate growth in units and revenue, despite an increasingly competitive environment. While encouraged with these results, we have much work ahead of us to improve our execution and efficiency, leverage the Gateway brand and position the Company so that Gateway lives up to its full potential.”

Overall Performance

The company sold 1,174,600 PC units in the third quarter, essentially flat both sequentially and year-over-year. Based on preliminary IDC data, Gateway was the third largest PC company in the U.S. with an estimated 6 percent market share in the third quarter, unchanged from a year ago.

Gross margin for the third quarter was 7.6 percent, compared with 5.5 percent in the prior quarter and 8.3 percent in the third quarter of 2005. The sequential increase is due to significant gross margin improvements in Professional, offset by gross margin declines in the Direct segment. Q2 gross margin was impacted by a $12 million increase in warranty and royalty reserves. The year-over-year decline in gross margin is due to continued growth of the Retail segment, which increased the mix of lower margin business, as well as gross margin declines in the Direct segment.

SG&A expense in the third quarter was $74.1 million, or 7.7 percent of revenue, up from $66.1 million in the prior quarter, and down from $77.6 million in the third quarter of 2005. The third quarter sequential increase in SG&A was due to increased marketing expenditures in Q3 and an $8.4 million reduction in sales tax reserves due to the settlement of a sales, income and franchise tax dispute reflected in Q2 results.

As part of Gateway’s 2005 Marketing, Development and Settlement Agreement with Microsoft, third quarter results included the continuing quarterly benefit of $8.6 million, down $3 million from the same period last year.

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Gateway Reports Third Quarter 2006 Results	Page 3

Segment Results

The Retail segment delivered revenue of $626 million, up 6 percent sequentially and up 4 percent year-over-year. Retail PC unit sales equaled 946,000, flat sequentially and up 9 percent year-over-year. The year-over-year increase in units and revenue reflects growth in the company’s international business, and the continued success of Gateway-branded PCs in the retail channel.

Retail gross margin was $26.5 million or 4.2 percent of revenue, up from $21.9 million or 3.7 percent of revenue in the prior quarter and down from $29.1 million or 4.8 percent of revenue in the third quarter of 2005. Retail segment contribution was $20.9 million (after Retail SG&A expenses of $5.6 million), up from $17.2 million sequentially (after SG&A expenses of $4.6 million) and down from $26.6 million a year ago (after SG&A expenses of $2.5 million). The sequential improvement in gross margin and segment contribution is primarily due to the shift in product mix from desktops to notebooks and operational improvements. The year-over-year decline in segment contribution reflects continued competitive pricing pressures.

The Professional segment delivered revenue of $263 million, up 5 percent sequentially and down 8 percent year-over-year. Professional PC unit sales equaled 194,000, up 4 percent sequentially and down 14 percent year-over-year. The sequential increases in revenue and unit sales reflect seasonal trends. The year-over-year decreases in revenue and unit sales were predominantly due to greater selectivity in contract bidding.

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Gateway Reports Third Quarter 2006 Results	Page 4

Professional gross margin was $34.3 million or 13.1 percent of revenue, up from $11.1 million or 4.4 percent of revenue in the prior quarter and up from $28.3 million or 9.9 percent of revenue in the third quarter of 2005. Professional segment contribution was $18.2 million (after Professional SG&A expenses of $16.2 million), up from a loss of $8.3 million in the prior quarter (after SG&A expenses of $19.3 million) and up from $7.8 million a year ago (after SG&A expenses of $20.4 million). The sequential and year-over-year improvement in gross margin and segment contribution was due to operational improvements and better margin management. Professional gross margin and segment contribution in Q2 had been impacted by one-time increases in warranty and royalty reserves of $10 million. Professional segment contribution also benefited from lower Professional expenses for headcount, travel and marketing.

The Direct segment delivered revenue of $75 million, down 3 percent sequentially and 44 percent year-over-year. Direct PC unit sales equaled 35,000, down 2 percent sequentially and 51 percent year-over-year. The sequential and year-over-year declines in units and revenue reflect the impact of the change in product and marketing strategy to focus on more fully-featured solutions and reduce Retail channel conflict.

Direct gross margin was $12.5 million or 16.8 percent of revenue, down from $17.6 million or 22.9 percent of revenue in the prior quarter and down from $27.3 million or 20.6 percent of revenue in the third quarter of 2005. Direct segment contribution was $0.4 million (after Direct SG&A expenses of $12.2 million), down from $9.3 million in the second quarter (after SG&A expenses of $8.4 million) and down from $14.7 million a year ago (after SG&A expenses of $12.6 million). The sequential and year-over-year declines in gross margin and segment contribution reflect the impact of lower Direct sales volume, the change in pricing strategy of one of Gateway’s alliance partners which reduced Gateway’s revenue share, reduced amortization of extended warranty revenue, and an increase in marketing expenses.

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Gateway Reports Third Quarter 2006 Results	Page 5

Non-PC Performance

Sales of non-PC products, which includes stand-alone monitors, software, peripherals, services and accessories, represented 16 percent of total revenue in the third quarter, flat with the second quarter and down from 17 percent a year earlier. Total non-PC revenue was up 4 percent sequentially and was down 8 percent year-over-year. The sequential and year over year decline is primarily due to the decreasing unit sales in Direct, which generally yields a higher percentage of non-PC sales than other segments.

Working Capital

Gateway improved its management of working capital this quarter. Working capital at the end of the quarter was $232 million, up from $219 million at the end of the second quarter and down from $269 million at the end of 2005. Net accounts receivable closed at $287 million (27 days sales outstanding) down from $320 million (32 days) at the end of the prior quarter and down from $345 million (28 days) at the end of 2005. Net inventory closed at $122 million (13 days inventory on hand) down from $148 million (16 days) at the end of the prior quarter and from $219 million (19 days) at the end of 2005. Gateway’s inventory turns increased to 29 times during the quarter up from 24 times in the second quarter and up from 19 times at the end of 2005. Accounts payable closed at $516 million (53 days payable outstanding) down from $601 million (63 days) at the end of the prior quarter and down from $762 million (67 days) at the end of 2005. The reduction in days payable outstanding is in line with Gateway’s strategy to strengthen its relationships with its vendors and manufacturing partners.

At the end of the third quarter, Gateway had approximately $95 million in income tax reserves attributable to past periods. Gateway is in the process of concluding audits of these past periods and believes that a significant portion of these reserves will be released over the next few quarters which would benefit its reported net income and increase its reported working capital.

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Gateway Reports Third Quarter 2006 Results	Page 6

Cash and marketable securities decreased to $429 million from $524 million at the end of the second quarter and from $586 million at the end of 2005. The sequential decrease reflects the reduction in days payable outstanding and a $25 million reduction in notes payable. The decrease during the first nine months of 2006 reflects the reduction in days payable outstanding and a $25 million reduction in notes payable partially offset by changes in other working capital accounts.

Conference Call Information

Gateway will host a conference call for analysts on Thursday, November 2 at 5:30 pm EDT/2:30 pm PDT, which will be accessible via live audio web cast at http://www.gateway.com.

About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs and related products to consumers, businesses, government agencies and schools. Gateway is the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct and indirect sales force. See http://www.gateway.com for more information.

Special note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; the extent of seasonal changes in demand; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, risks related to shifting our distribution model to third-party retail; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company’s business, change its distribution model and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Gateway, Inc.

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Net sales	$963,162	$1,018,973	$2,960,296	$2,729,866
Cost of goods sold	889,792	934,280	2,757,622	2,477,394

Gross margin	73,370	84,693	202,674	252,472
Selling, general, and administrative expenses	74,066	77,557	243,312	250,546
Microsoft benefit	8,625	11,629	25,875	26,698

Operating income (loss)	7,929	18,765	(14,763)	28,624
Other income (loss), net	2,086	323	3,007	4,923

Income (loss) before income taxes	10,015	19,088	(11,756)	33,547
Benefit (Provision) for income taxes	8,155	(4,027)	9,910	(6,484)

Net income (loss)	$18,170	$15,061	$(1,846)	$27,063

Net income (loss) per share:
Basic	$0.05	$0.04	$(0.00)	$0.07

Diluted	$0.05	$0.04	$(0.00)	$0.07

Weighted average shares outstanding:
Basic	371,846	371,166	373,669	371,171

Diluted	407,612	406,354	373,669	372,002

Gateway, Inc.

Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	September 30, 2006	December 31, 2005
ASSETS:
Current assets:
Cash and cash equivalents	$348,351	$422,488
Marketable securities	80,862	163,200
Accounts receivable, net	287,439	345,288
Inventory	121,900	219,344
Other	412,315	423,752

Total current assets	1,250,867	1,574,072
Property, plant, and equipment, net	94,266	83,156
Intangibles, net	64,220	39,462
Goodwill and non-amortizable intangible assets	205,219	205,219
Other assets	27,623	19,156

	$1,642,195	$1,921,065

LIABILITIES AND EQUITY:
Current liabilities:
Notes payable	$25,000	$50,000
Accounts payable	515,659	761,895
Accrued liabilities	255,830	249,111
Accrued royalties	77,456	68,216
Other current liabilities	144,640	175,745

Total current liabilities	1,018,585	1,304,967
Long-term debt	300,000	300,000
Other long-term liabilities	67,649	60,825

Total liabilities	1,386,234	1,665,792
Stockholders’ equity	255,961	255,273

	$1,642,195	$1,921,065